Exhibit 99.2

Consolidated Financial Statements

September 30, 2017

CompuCom Systems, Inc.

COMPUCOM SYSTEMS, INC.

COMPUCOM SYSTEMS, INC.

Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,408	63,863
Restricted cash instruments	1,162	1,080
Receivables, net	250,141	263,336
Inventories	29,432	24,961
Deferred income taxes	11,078	11,004
Prepaid assets	17,882	16,280
Other current assets	8,525	4,148

Total current assets	360,628	384,672
Property and equipment, net	78,474	60,257
Goodwill	177,089	174,048
Other intangible assets, net	431,520	448,257
Deferred income taxes	2,495	2,282
Other long-term assets	12,902	12,800

Total assets	$1,063,108	1,082,316

Liabilities, Redeemable Noncontrolling Interest and Stockholder’s Deficit
Current liabilities:
Accounts payable	$103,918	143,333
Accrued liabilities	136,137	121,942
Current portion of long-term debt	6,018	6,595

Total current liabilities	246,073	271,870
Long-term debt, less current portion	766,725	763,785
Deferred income taxes	126,474	132,993
Obligations under build-to-suit lease transactions	29,089	9,626
Other long-term liabilities	5,470	14,123

Total liabilities	1,173,831	1,192,397

Redeemable noncontrolling interest	13,603	13,895

Stockholder’s deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	317,358	317,007
Accumulated other comprehensive loss	(1,155)	(5,988)
Accumulated deficit	(440,529)	(434,995)

Total stockholder’s deficit	(124,326)	(123,976)

Total liabilities, redeemable noncontrolling interest, and stockholder’s deficit	$1,063,108	1,082,316

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Operations

(In thousands)

(unaudited)

	Nine months ended September 30,
	2017	2016
Revenue:
Service	$644,956	671,878
Product	163,533	169,579

Total revenue	808,489	841,457

Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	448,929	468,408
Product	117,518	124,713

Total cost of revenue (exclusive of depreciation and amortization shown separately below):	566,447	593,121
Selling, general and administrative	179,121	184,360
Depreciation and amortization	27,275	26,198
Restructuring costs	5,320	13,498
Acquisition related costs	301	—

Income from operations	30,025	24,280
Gain on debt extinguishment	—	5,299
Other income	1,373	1,258
Financing expenses, net	(34,993)	(34,242)

Loss before income taxes	(3,595)	(3,405)
Income tax (benefit) expense	(385)	1,891

Net loss	(3,210)	(5,296)
Less: Net income (loss) attributable to noncontrolling interest	1,973	(5)

Net loss attributable to CompuCom	$(5,183)	(5,291)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

(unaudited)

	Nine months ended September 30,
	2017	2016
Net loss	$(3,210)	(5,296)

Other comprehensive gain, net of tax
Foreign currency translation adjustment	3,938	1,191
Net unrealized gain on foreign currency hedges	895	50

Other comprehensive gain, net of tax	4,833	1,241

Total comprehensive income (loss)	1,623	(4,055)
Less: Comprehensive income (loss) attributable to noncontrolling interest	1,973	(5)

Comprehensive loss attributable to CompuCom	$(350)	(4,050)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,210)	(5,296)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation and amortization	27,275	26,198
Amortization of debt issuance costs and debt discount	3,243	3,283
Loss from equity method investments, net	49	233
Amortization of capital lease asset	—	157
Gain from foreign currency transactions	(472)	(799)
Amortization of vendor financed costs	5,797	4,570
Stock compensation expense	351	157
Gain on extinguishment of debt	—	(5,299)
Loss from sale of fixed assets, net	—	576
Deferred income taxes	(6,551)	(3,370)
Changes in assets and liabilities:
Receivables	10,883	21,493
Inventories	(3,959)	(11,582)
Other assets	(3,243)	(605)
Accounts payable	(39,111)	(27,612)
Accrued liabilities and other	11,351	14,762

Net cash provided by operating activities	2,403	16,866

Cash flows from investing activities:
Capital expenditures	(9,700)	(27,470)
Proceeds from sale of fixed assets	—	100
Business acquisitions, net of cash acquired	(3,800)	(10,086)

Net cash used in investing activities	(13,500)	(37,456)

Cash flows from financing activities:
Payment for mandatorily redeemable noncontrolling interest	(5,987)	—
Proceeds from receivables securitization	35,000	—
Repayment of receivables securitization	(35,000)	—
Proceeds from line of credit	1,418	—
Repayment of line of credit	(1,418)	—
Repayment of long-term borrowings	—	(13,527)
Repayment of notes payable	(8,536)	(5,394)
Distribution to noncontrolling interest	(2,640)	—
Distribution to Parent	—	(3,123)
Proceeds received from landlord under build-to-suit financing	5,283	—

Net cash used in financing activities	(11,880)	(22,044)

Effect of exchange rate changes on cash and cash equivalents	1,604	1,191

Net decrease in cash and cash equivalents	(21,373)	(41,443)
Cash and cash equivalents at beginning of period	64,943	95,899

Cash and cash equivalents at end of period	$43,570	54,456

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Throughout this report, the terms “we,” “our,” “CompuCom,” and the “Company” refer to CompuCom Systems, Inc. and its subsidiaries. We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services.

We were incorporated in Delaware on March 23, 1989, and our corporate headquarters are located in Charlotte, North Carolina. We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers.

•	Through our Product segment, we offer broad vendor-neutral product and product-related service offerings, which enables our enterprise customers to turn to a trusted party to procure and deploy hardware and software.

As a result of a merger transaction completed in September 2007, CompuCom became a wholly owned subsidiary of CompuCom Systems Holding Corp. (Parent). Parent was in turn owned by Court Square Capital Partners (Court Square) and certain members of the Company’s management.

On April 5, 2013, Compiler Holdings LLC (Super Holdings), Compiler Merger Sub Inc. (Merger Sub) and Compiler Finance Sub. Inc. (Finance Sub), each of which is an affiliate of Thomas H. Lee Partners, L.P. (together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, THL), Parent, the Company and CSC Shareholder Services LLC, entered into an Agreement and Plan of Merger (as amended or restated, the Merger). On May 9, 2013, Finance Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and Merger Sub merged with and into Parent, with Parent surviving (the Merger). Upon consummation of the Merger, Parent was owned approximately 99.3% by Super Holdings and 0.7% by certain members of the Company’s management, whereas Super Holdings is a wholly-owned subsidiary of THL Portfolio Holdings Corp. (THL Holdings). Immediately after the consummation of the Merger, the holders of Parent’s common stock transferred such common stock to CompuCom Intermediate Holdings, Inc., a newly formed Delaware corporation (Intermediate Holdings) in exchange for Intermediate Holdings common stock, and immediately following such transfer, Parent converted into a Delaware limited liability company and changed its name to CompuCom Systems Holding LLC (these transactions, together with the Merger, are herein referred to as the Acquisition).

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(b)	Basis of Presentation

The interim-period financial information presented in the consolidated financial statements included in this report is unaudited and, in the opinion of management, includes all adjustments of a normal recurring nature necessary to state fairly the consolidated financial position as of September 30, 2017, the consolidated results of operations, comprehensive income and our consolidated cash flows for the nine months ended September 30, 2017 and 2016.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and on the same basis as the audited financial statements included in our annual report for the year ended December 31, 2016. Certain information and note disclosures normally included in annual consolidated financial statements have been omitted. Because the consolidated interim financial statements do not include all of the information and notes required by GAAP for a complete set of financial statements, they should be read in conjunction with the audited consolidated financial statements and notes included in our annual report for the year ended December 31, 2016.

(c)	Consolidation

The consolidated financial statements include the accounts of CompuCom and its wholly-owned subsidiaries, and a certain variable interest entity where CompuCom is the primary beneficiary. For consolidated entities, where the Company owns less than 100% of the economics, we record net income (loss) attributable to noncontrolling interest in the statement of operations equal to the percentage of the ownership interest retained in such entities by the respective noncontrolling parties. All significant intercompany balances and transactions have been eliminated. The Company accounts for investments over which it has significant influence, but not controlling financial interest using the equity method of accounting.

(d)	Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. CompuCom bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(e)	Accounting Standards

Recently Issued Accounting Standards

In May 2017, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The Board is issuing this Update to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. An entity may change the terms or conditions of a share-based payment award for many different reasons, and the nature and effect of the change can vary significantly. This ASU is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350 currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. ASU 2017-04 addresses concerns over the cost and complexity of the two-step goodwill impairment test by removing the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU will become effective for goodwill impairment tests in fiscal years beginning after December 15, 2021, with early adoption permitted beginning with impairment tests performed after January 1, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which adds guidance to assist companies in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or as businesses, and provides for a screen to determine when a transaction should be accounted for as the acquisition or disposal of assets and not of a business, potentially reducing the number of transactions that need to be further evaluated. This ASU will become effective in fiscal year 2019, applied on a prospective basis, and early application is allowed for certain transactions. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-05 will addresses eight specific cash flow issues to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim reporting periods. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance issued by the FASB, including industry specific guidance. ASU 2014-09 provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts with customers to provide goods and services. ASU 2014-09 also requires entities to disclose both quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. We are currently assessing the guidance prescribed by ASU 2014-09, and we have not yet determined the impact the adoption of this standard will have on our consolidated financial statements.

The FASB has issued several more amendments to the new revenue standard ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date):

In December 2016, the FASB issued ASU No. 2016-20, Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements. ASU 2016-20 represents changes for minor corrections or minor improvements to the Codification that are not expected to have a significant effect on the current accounting practice or create a significant administrative cost to most entities.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients. ASU 2016-12 clarifies certain core recognition principles including collectability, sales tax presentation, noncash consideration, evaluating contract modifications and completed contracts at transition, and the disclosure requirement for the effect of the accounting change for the period of adoption.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions and licensing renewals.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross verses Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist any entity in determining whether it controls a specified good or service before it is transferred to the customers.

This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact that adopting these new accounting standards will have on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU requires excess tax benefits and tax deficiencies, which arise due to differences between the measure of compensation expense and the amount deductible for tax purposes, to be recorded directly through the income statement as a component of income tax expense. Under current GAAP, these differences are generally recorded in additional paid-in capital and thus have no impact on net income. The change in treatment of excess tax benefits and tax deficiencies will also impact the computation of diluted earnings per share, and the cash flows associated with those items will be classified as operating activities on the statement of cash flows. The ASU will permit certain elective changes associated with stock compensation accounting. For example, companies can elect to account for forfeitures of awards as they occur rather than projecting forfeitures in the accrual of compensation expense. In addition, the ASU increases the proportion of shares an employer is permitted (though not required) to withhold on behalf of an employee to satisfy the employee’s income tax burden on a share-based award without causing the award to become subject to liability accounting. This ASU will become effective for the Company on January 1, 2018 and the Company is in the process of evaluating its impact. Upon adoption, previously unrecognized excess tax benefits will be recorded through an opening retained earnings adjustment, however, previously recognized excess tax benefits will remain in additional paid in capital. In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new standard requires the lessee to classify leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. This ASU will become effective for the Company on January 1, 2020 and the Company is currently assessing the impact of this guidance on its consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 will address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted the provision of the standard which permits the omission of fair value disclosures for financial instruments carried at amortized cost. The remaining provisions of the standard become effective in the annual reporting period beginning after December 15, 2018, including interim reporting periods. The Company does not expect the remaining provisions of ASU 2016-01 to have a material effect on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The guidance in ASU 2015-17 is effective for the fiscal year, and interim periods within that fiscal year, beginning after December 15, 2017, with early adoption permitted. The guidance is a change in financial statement presentation only and will not have a material impact on the consolidated financial position, results of operations, or cash flows.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to account for adjustments identified during the measurement-period in a business combination retrospectively. Instead, the acquirer must recognize measurement-period adjustments during the period in which they are identified, including the effect on earnings of any amounts that would have been recorded in previous periods had the purchase accounting been completed at the acquisition date. This ASU will be effective for the Company for the fiscal year beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of ASU 2015-16 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 changes the measurement principle for inventories valued under the First-In, First-Out (FIFO) or weighted-average methods from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is defined by the FASB as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material impact on the consolidated financial statements.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(f)	Revisions to Prior Year Financial Statements

Subsequent to the issuance of the consolidated financial statements, the Company concluded that it did not properly record foreign currency gains and losses on intercompany balances for the nine months ended September 30, 2016. The Company concluded the effects of this error to the consolidated financial statements were not material to the accounts as previously presented and has revised the previously reported consolidated financial statements for the nine months ended September 30, 2016 to appropriately correct this error. As a result of the revision, the Company is adjusting September 30, 2016 financial results to record this and additional inconsequential miscellaneous errors in the correct period.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

The tables below present the impact of the adjustments recorded to correct the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, and Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 (in thousands):

	For the nine months ended September 30, 2016
	As previously reported	Impact of revision	As revised
Consolidated Statements of Operations

Total revenue	$840,945	$512	$841,457
Total cost of revenue	(593,326)	205	(593,121)

Gross margin	247,619	717	248,336

Selling, general and administrative expenses	(211,033)	475	(210,558)

Total operating expenses	(224,531)	475	(224,056)

Income from operations	23,088	1,192	24,280

Loss before income taxes	(4,598)	1,193	(3,405)
Income tax expense	(1,809)	(82)	(1,891)

Net loss	(6,407)	1,111	(5,296)
Less: Net income (loss) attributable to noncontrolling interest	(5)	—	(5)

Net loss attributable to CompuCom	(6,402)	1,111	(5,291)

Consolidated Statements of Comprehensive Income

Net income	(6,407)	1,111	(5,296)
Foreign currency translation adjustment	1,992	(801)	1,191

Other comprehensive income, net of taxes	2,042	(801)	1,241

Total comprehensive loss	(4,365)	310	(4,055)
Less: Net income (loss) attributable to noncontrolling interest	(5)	—	(5)

Net loss attributable to CompuCom	(4,360)	310	(4,050)

Consolidated Statements of Cash Flows

Net loss	(6,407)	1,111	(5,296)
Depreciation and Amortization	26,198	—	26,198
Gain from foreign currency transactions	—	(799)	(799)
Receivables	22,136	(643)	21,493
Inventories	(11,582)	—	(11,582)
Deferred income taxes	(4,050)	680	(3,370)
Accrued liabilities and other	15,111	(349)	14,762

Net cash provided by operating activities	16,866	—	16,866

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(2)	Acquisitions

On January 19, 2017, the Company acquired 100% of the membership interests in EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things offering and portfolio in Florida and across the United States. The total purchase price of EXT-IOT consisted of cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets. The estimated fair value of the consideration paid on the acquisition date has been allocated as $1.2 million to goodwill, $0.8 million to identifiable intangible assets, and an insignificant portion to property and equipment.

On May 1, 2017, the Company acquired 100% of the membership interests in LNS Technologies, Inc. (LNS), a company engaged in the business of providing information technology support, cloud solutions and information security solutions to small businesses. The total purchase price of LNS included cash consideration of $1.8 million and potential future cash consideration contingent on earnings targets. The fair value of the consideration paid on the acquisition date has been allocated as $1.0 million to goodwill, $0.7 million to identifiable intangible assets, $0.2 million to other current assets and $0.1 million to other current liabilities.

On August 1, 2016, the Company acquired 40% of the membership interests in ClearPath Holdings, LLC (ClearPath), a regional value added reseller and integrator of data center-focused technologies. Under the terms of the agreement, the Company assumed an obligation to purchase an additional 15% of the membership interests in ClearPath in the second quarter of 2017. On June 16, 2017, the Company completed the mandatory obligation to purchase an additional 15% by redeeming a portion of the noncontrolling interest for a cash consideration of $6.0 million.

The process for estimating the fair values of identified intangible assets and assumed liabilities requires the use of judgment to determine the appropriate assumptions. The Company’s purchase price allocations are preliminary and subject to revision as more detailed analyses are completed and additional information about the fair value of the assets and liabilities becomes available. ASC 805 defines the measurement period by which purchase price adjustments should be finalized as not to exceed one year from the acquisition date. The amounts related to the acquisitions are allocated to the assets acquired and the liabilities assumed and are included in the Company’s unaudited Consolidated Balance Sheet as of September 30, 2017. The Company incurred $0.3 million in acquisition costs, for the nine months ended September 30, 2017, which are included in Acquisition related costs in the Consolidated Statements of Operations as of September 30, 2017.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(3)	Stock Compensation Expense

In August 2013, Intermediate Holdings implemented a management stock compensation plan, whereby certain members of the Company’s management were granted nonqualified employee stock options. On August 14, 2017, certain previously-issued stock options were cancelled and replacement awards were issued. Certain members of management were also granted new options without cancellation of previously-issued awards. For options with concurrent cancellation and replacement issuances, management determined the incremental fair value of the awards granted based on the difference between the value of the old award and the replacement award as of the modification date. The incremental value arising from the modification will be recognized, along with any unrecognized compensation cost from the previous-issued options, over the required service period of the employee. For new options granted without concurrent cancellations, the Company determined the applicable grant date fair value of the options which will be expensed over the required service period. Total stock compensation expense for the nine months ended September 30, 2017 was $0.4 million, and for the nine months ended September 30, 2016 was $0.2 million, respectively, and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

As of September 30, 2017, there was $3.1 million of total unrecognized compensation costs related to unvested share-based compensation arrangements granted under time-based vesting agreements as part of the employee share option plan. That cost is expected to be recognized over a weighted-average period of 3.25 years. In addition, as of September 30, 2017, the Company has also issued shared-based compensation agreements under the employee share option plan that are subject to performance-based vesting conditions which had a grant date fair value of $2.7 million, for which no expense has been recognized after evaluation of the performance goals. Under the current employee share option plan, all share based compensation agreements will become fully vested should a change of control event occur.

Subsequent to September 30, 2017, all previously issued awards vested due to the change of control event that occurred as discussed in Footnote 21, Subsequent Events.

(4)	Restricted Cash Instruments

Restricted cash consist primarily short term cash deposits having original maturity dates of twelve months or less that serve as a collateral to our letters of credit. Restricted cash is valued at cost, which approximates fair value. Restricted cash was $1.2 million at September 30, 2017 and $1.1 million at December 31, 2016, respectively.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(5)	Inventories

Inventories consist of inventory held for resale to our Product customers, as well as spare parts maintained to perform future repair services for our Service customers. We value our inventory at the lower of average cost or market through the establishment of loss reserves. The Company continually assesses the appropriateness of inventory valuations giving consideration to obsolete and slow-moving inventory. Net Product inventories were $22.3 million and $19.3 million at September 30, 2017 and December 31, 2016, respectively. Net Service inventories were $7.1 million and $5.7 million at September 30, 2017 and December 31, 2016, respectively. All inventory held as of September 30, 2017 and December 31, 2016 was considered to be finished goods inventory.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(6)	Prepaid Assets

The following is a summary of short term prepaid assets at September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
Prepaid subcontractor fees	$497	243
Prepaid ITO support	6,988	5,916
Prepaid maintenance	5,534	6,057
Prepaid professional and consulting fees	181	206
Prepaid recruiting fees	297	—
Prepaid training, memberships and subscriptions	270	202
Prepaid insurance	1,395	1,084
Prepaid rent	2,288	812
Other	432	1,760

Total	$17,882	16,280

(7)	Property and Equipment

The following is a summary of property and equipment at September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
Computer equipment	$23,237	23,662
Computer software and licenses	42,616	42,148
Leasehold improvements	18,256	14,913
Furniture and other equipment	9,100	7,731
Buildings	12,570	12,570
Construction in progress	20,508	—

Subtotal	126,287	101,024
Less accumulated depreciation	(47,813)	(40,767)

Total	$78,474	60,257

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

For build-to-suit lease arrangements, the Company evaluates lease terms to assess whether, for accounting purposes, it should be “deemed owner” of the construction project. Under build-to-suit lease arrangements, the Company establishes an asset and a corresponding financing obligation for the estimated construction costs of the shell facility. Improvements to the facilities during the construction project are capitalized, and, to the extent funded by a tenant improvement allowance, the financing obligation is increased. Upon completion of construction and occupancy of the facility, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If the Company does not comply with the provisions needed for sale-leaseback accounting, the lease will be accounted for as a financing obligation and lease payments will be attributed to 1) a reduction of the principal financing obligation; 2) imputed interest expense; and 3) land lease expense representing an imputed cost to lease the underlying land of the facility. In addition, the underlying building asset will be depreciated over the building’s useful life and at the conclusion of the lease term, the Company would de-recognize the net book values of both the asset and financing obligation.

Construction began on a newly leased office space in January 2017 that has a term of 15 years with the option to extend the lease for four consecutive terms of five years each. As a result of our involvement during the construction period of the building, we were “deemed owner” of the construction project. As of September 30, 2017, in accordance with the build-to-suit lease accounting rules discussed above, the Company has recorded estimated project construction costs incurred by the landlord of $17.9 million as an asset and a corresponding long term liability in Property and equipment, net and Obligations under build-to-suit lease transactions, respectively, on our Consolidated Balance Sheets. The estimated project construction costs incurred by the landlords and subsequent costs incurred by the Company to improve the facilities are included in Construction in progress in the above table. Upon completion of the project, the Company will assess whether these assets and liabilities qualify for derecognition under the sale-leaseback accounting guidance.

Depreciation expense related to property and equipment was $9.1 million for the nine months ended September 30, 2017, and it was $7.2 million for the nine months ended September 30, 2016, respectively, and is included in Selling, general, and administrative expenses in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(8)	Identifiable Intangible Assets

Identifiable intangible assets result from the purchase price allocations of the Company’s business combinations. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Indefinite-lived intangible assets are evaluated for impairment annually or when events or circumstances warrant a valuation analysis. The following tables provide a summary of CompuCom’s identifiable intangible assets as of September 30, 2017 and December 31, 2016 (in thousands):

		September 30, 2017
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years	$538,868	(232,650)	306,218
Indefinite-lived intangible assets:
Trade name	N/A	125,302	N/A	125,302

Total net identifiable intangible assets		$664,170	(232,650)	431,520

		December 31, 2016
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years	$537,700	(214,443)	323,257
Indefinite-lived intangible assets:
Trade name	N/A	125,000	N/A	125,000

Total net identifiable intangible assets		$662,700	(214,443)	448,257

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

Amortization expense related to intangible assets with definite useful lives was $18.2 million for the nine months ended September 30, 2017, and it was $19.0 million for the nine months ended September 30, 2016, respectively. Expected amortization expense related to intangible assets with definite useful lives subsequent to September 30, 2017 is as follows (in thousands):

2017 (remaining)	6,078
2018	24,311
2019	24,214
2020	23,889
2021	23,889
2022 and after	203,837

$306,218

(9)	Equity Method Investments

In December of 2015, the Company purchased an undivided 20% interest in each of the assets of High Performance Technologies, LLC (HPT) via the acquisition of 2,000,000 units for $1.8 million. HPT is a regional value added reseller specializing in the delivery of high performance data solutions. The carrying amount in the investment in HPT was $1.4 million and $1.4 million at September 30, 2017 and December 31, 2016, respectively, and is included in Other long-term assets on the Consolidated Balance Sheet and accounted for as an equity method investment. Under this method of accounting, the Company recognizes its share of the investments’ earnings and losses, which is included in Other income in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(10)	Accrued Liabilities

The following is a summary of accrued liabilities at September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
Employee related accruals	$44,460	40,402
Deferred revenue	18,352	19,547
Accrued vendor refunds	4,352	3,706
Accrued interest	7,307	3,531
Accrued sales and property tax	5,633	6,101
Accrued sub-contractor expense	14,669	9,094
Accrued customer rebates and reimbursements	1,267	2,675
Vendor contracts accrual	6,845	6,472
Accrued occupancy costs	872	481
Accrued federal and state income taxes	4,052	514
Accrued professional services	4,559	4,529
Accrued freight	561	1,352
Lease termination accrual	8,404	5,503
Mandatorily redeemable noncontrolling interest liability	—	5,189
Other	14,804	12,846

Total	$136,137	121,942

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(11)	Financing Arrangements

The following is a summary of amounts outstanding under CompuCom’s financing arrangements at September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016
Long-term debt:
Term Loan	$559,983	559,983
Senior Notes	215,000	215,000
Securitization	—	—
Notes payable	6,962	7,543
Other debt	2,196	2,342

Total debt obligations	784,141	784,868
Less unamortized discount on Term Loan	(1,157)	(1,471)
Less unamortized debt issuance costs	(10,241)	(13,016)
Less current portion of notes payable	(3,999)	(4,581)
Less current portion of other debt	(2,019)	(2,015)

Total long-term debt	$766,725	763,785

Interest expense on long-term debt borrowings was $35.2 million for the nine months ended September 30, 2017, and it was $34.5 million for the nine months ended September 30, 2016, respectively, and it is included in Financing expenses, net, in the Consolidated Statements of Operations.

Interest income earned was $0.2 million for the nine months ended September 30, 2017, and there was an immaterial amount for the period reported in 2016, and it is included in Financing expenses, net, in the Consolidated Statements of Operations.

Expected maturities of long-term debt subsequent to September 30, 2017 are as follows (in thousands):

2017 (remaining)	$3,855
2018	2,217
2019	639
2020	561,154
2021	216,276

$784,141

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(a)	Term Loan

On May 9, 2013, the Company entered into a new $605.0 million Term Loan in connection with the Acquisition. The Term loan was issued at 99.5% of face value, resulting in net proceeds of $602.0 million. Amortization of the debt discount was $0.3 million for both the nine months ended September 30, 2017 and 2016, respectively, which is included in Financing expenses, net, in the Consolidated Statements of Operations. The Term Loan accrues interest at a rate of 3.25%, plus the greater of 1% or an adjusted LIBOR rate. In addition, the Company is required to make annual principal payments based on an excess cash flow calculation defined in the debt agreement. The excess cash flow calculation is the maximum mandatory prepayment for which the Company is obligated; however, each lender can elect to decline all of its applicable percentage of such prepayment. These payments are due five business days after the date on which the consolidated financial statements are required to be delivered. In accordance with the cash flow calculation based on the Company’s results for the year ended December 31, 2016, the Company is not required to make a principal payment in 2017. Any mandatory prepayments made by the Company shall be applied against the remaining scheduled quarterly principal payments. Due to the mandatory prepayments discussed above, we are not required to make any quarterly principal payments for the remainder of the Term Loan. The weighted average annualized interest rate was 4.3% for all periods presented.

The Term Loan has a maturity date of May 9, 2020 and is unconditionally guaranteed by Parent and each of its direct and indirect present and future domestic subsidiaries, except for certain excluded subsidiaries. The Term Loan is collateralized by a grant of security interest in, subject to certain customary exceptions, each credit party’s present and future tangible and intangible assets as noted in the agreement.

(b)	Senior Notes

On May 9, 2013, in connection with the Acquisition, the Company issued senior notes (Senior Notes) via an initial purchaser to qualified institutional buyers in an aggregate principal amount of $225.0 million under the terms of an indenture (Indenture) pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes are exempt from registration under the Securities Act or any state securities laws. The Senior Notes bear interest at a rate of 7.0% per year, and interest is payable on May 1 and November 1 of each year. The Senior Notes have a maturity date of May 1, 2021, and they are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis by each of the Company’s subsidiaries that guarantee the Term Loan. These Senior Notes provide optional redemption privileges at redemption prices as set forth in the Indenture.

In May 2016, the Company entered into a transaction with a Senior Note holder to purchase an aggregate principal amount of $10.0 million of Senior Notes for $4.5 million. In connection with this transaction, the Company recorded a gain on debt extinguishment of $5.3 million comprised of a $5.5 million gain from the Senior Notes purchased, offset by a write-off of $0.2 million of unamortized debt issuance costs related to the purchased Senior Notes. The Company funded the transaction using cash on hand.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(c)	Receivables Securitization Facility

The receivables securitization facility (Securitization) is a financing vehicle utilized by the Company because it offers attractive rates relative to other financing sources. The Securitization’s pricing is based on LIBOR plus 1.5%. The short-term interest rate, inclusive of the spread, was 2.8% and 2.3% as of September 30, 2017 and December 31, 2016, respectively. Under this arrangement, the Company and its wholly owned Canadian subsidiary sell their respective US and Canadian eligible trade accounts receivable, not to exceed $150.0 million, to their respective wholly owned, consolidated, special purpose finance corporations, CSI Funding, Inc. and CSI Funding Canada Co. (the SPCs). The SPCs have sold and, subject to certain conditions, may from time to time sell an undivided ownership interest in the pool of purchased receivables to financial institutions. As collections reduce receivable balances sold, CompuCom may sell interests in new receivables to bring the amount sold up to the maximum allowed. The proceeds from the sale of receivables are used primarily to fund working capital requirements. CompuCom is retained as servicer of the receivables; however, the cost of servicing is not material. All securitized accounts receivable, which approximate fair value due to the short-term nature of the instruments, as well as the related debt, are reflected on the Company’s Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016, respectively.

The Company also has outstanding letters of credit totaling $22.9 million and $27.3 million at September 30, 2017 and December 31, 2016, respectively. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. We have elected to pledge a portion of the line under the Securitization as collateral for our letters of credit. As such, the availability under the Securitization was $79.4 million and $79.6 million at September 30, 2017 and December 31, 2016, respectively.

(d)	Debt Covenants

The Securitization requires the Company to comply with a minimum interest coverage ratio covenant when the Securitization is 90% utilized for 30 consecutive days. The Company is not required to comply with the minimum interest coverage ratio covenant if the utilization of the Securitization falls below 90% for 10 consecutive days. We are not subject to the minimum interest coverage ratio covenant as of September 30, 2017.

We are not subject to any other financial covenants on our Term Loan, Senior Notes, and Receivables Securitization Facility as of September 30, 2017.

(e)	Notes Payable

In 2015, the Company issued two notes for a total of $6.0 million from a third party financing company in order to purchase software licenses and equipment. The Company made principal and interest payments of $1.3 million for the nine months ended September 30, 2017, and $3.3 million for the nine months ended September 30, 2016, respectively. The notes bear a weighted average interest rate of 6.0%.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

In 2016, the Company issued two notes for $11.8 million from vendors in order to finance warranty service and software costs. The Company made principal and interest payments of $3.3 million during the nine months ended September 30, 2017, and $2.5 million for nine months ended September 30, 2016, respectively. We are required to make future principal and interest payments of $4.2 million in 2019 and beyond. The notes bear a weighted average interest rate of approximately 8.0%.

In April 2017, the Company issued an additional note for $7.3 million from a vendor in order to finance software maintenance costs. The Company made $4.0 million in principal and interest payments on this note for the nine months ended September 30, 2017. We are required to make future principal and interest payments of $2.0 million and $2.0 million in 2017 and 2018, respectively. The note bears an interest rate of approximately 7.0%.

(f)	Other debt

In connection with the acquisition of 40% of the membership interests in ClearPath in the third quarter of 2016, the Company consolidated ClearPath’s outstanding bank debt, consisting of a line of credit facility and a note payable. As of September 30, 2017, the outstanding balances on the credit facility and note were $1.8 million and $0.4 million, respectively. The credit facility matures in October 2017 and pricing is based on Wall Street Journal Prime. The note matures on July 20, 2019 and bears a weighted average interest rate of 4.25%. The Company borrowed and repaid an additional $1.4 million from the line of credit facility for the nine months ended September 30, 2017.

The line of credit facility requires ClearPath to comply with a minimum adjusted tangible net worth of $2.2 million. As of September 30, 2017, ClearPath is in compliance with all debt covenants and is not subject to any other financial covenants on its debt instruments.

(12)	Segment Information

Operating segments are components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker in making decisions on how to allocate resources and assess performance. The Company’s Chief Executive Officer is the Chief Operating Decision Maker.

CompuCom measures segment earnings as operating income, defined as income before financing expenses, net, and income taxes. All significant inter-segment activity has been eliminated. Amounts included in the “Other” column include all items not specifically allocated to each segment, including but not limited to, acquisition related costs, management fees paid to Parent and other miscellaneous expenses of a non-recurring nature.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

	Nine months ended September 30, 2017
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$644,956	163,533	—	808,489
Gross margin	196,027	46,015	—	242,042

Income (loss) from operations	$19,199	15,411	(4,585)	30,025
Other income	—	—	1,373	1,373
Financing expenses, net	—	—	(34,993)	(34,993)

Loss before taxes				$(3,595)

	Nine months ended September 30, 2016
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$671,878	169,579	—	841,457
Gross margin	203,470	44,866	—	248,336

Income (loss) from operations	$15,617	11,703	(3,040)	24,280
Gain on debt extinguishment	—	—	5,299	5,299
Other income	—	1,254	4	1,258
Financing expenses, net	—	—	(34,242)	(34,242)

Loss before taxes				$(3,405)

Revenue from foreign sources is primarily generated in Canada. Revenue, classified by the major geographic areas in which CompuCom operates, was as follows (in thousands):

	Nine months ended september 30,
	2017	2016
U.S.	$656,526	685,035
Non-U.S.	151,963	156,422

Total revenue	$808,489	841,457

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

Net property and equipment, classified by the major geographic areas in which CompuCom operates, were as follows as of September 30, 2017 and December 31, 2016 (in thousands):

	September 30, 2017	December 31, 2016

U.S.	$65,567	46,295
Non-U.S.	12,907	13,962

Total net property and equipment	$78,474	60,257

(13)	Income Taxes

The Company has gross unrecognized tax benefits of approximately $8.6 million at both September 30, 2017 and December 31, 2016, respectively, all of which is included in Other long-term liabilities, in the Consolidated Balance Sheets. Approximately $3.3 million of the unrecognized tax benefit is currently covered under an indemnification agreement with the predecessor owner, Court Square. The Company does not believe it is reasonably possible that the total amount of unrecognized tax benefits will materially change in the next twelve months. The majority of the unrecognized tax benefits at September 30, 2017, if recognized, would affect the tax rate.

The Company’s policy with respect to recognition of interest and penalties on uncertain tax positions is to assess the likelihood, for each uncertain tax position, that any interest and penalties may be assessed by the relevant taxing authorities and, based on such assessment, record any significant interest and penalties as a component of income tax expense. In relation to the Company’s unrecognized tax positions, the Company has recorded $1.2 million of accrued interest and penalties as of both September 30, 2017 and December 31, 2016, respectively.

The Company’s US federal income tax returns are closed to examination through the tax year ended December 31, 2013. State and other income tax returns are generally subject to examination for a period of three to five years after the filing of the respective returns. The Company and its subsidiaries have various state and other income tax returns in the process of examination or administrative appeal.

Our effective tax rate was 166.7 % for the nine months ended September 30, 2017, and it was (55.6) % for the nine months ended September 30, 2016, respectively. The effective rate for the nine months ended September 30, 2017, and the nine months ended September 30, 2016, differs significantly from the statutory rate due to various permanent differences and an increase in the valuation allowance for foreign tax credits.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(14)	Related Party Transactions

The Company conducts business with nine portfolio companies of THL. For the nine months ended September 30, 2017 the Company recognized $4.1 million in total revenue for these related parties and it recognized $3.5 million in total revenue for the nine months ended September 30, 2016 for these related parties, respectively. At September 30, 2017 and December 31, 2016, $0.9 million and $1.9 million, respectively, remained outstanding from these related parties and is reflected as Receivables, net on the Consolidated Balance Sheets. At December 31, 2016, $0.1 million remained due to these related parties and is reflected as Accounts payable on the Consolidated Balance Sheets.

In connection with the equity investments at the closing of THL’s acquisition of CompuCom’s Parent, CompuCom entered into a management agreement (the Services Agreement) with THL Managers VI, LLC, an affiliate of THL. Under terms of the Services Agreement, THL provides the Company with certain general business, management, administrative and financial advice. In consideration of these and other services, the Company pays an annual fee to THL in an amount per year equal to the greater of 1) $1.5 million or 2) 1.0% of Consolidated Adjusted EBITDA (as defined in the Services Agreement) for the immediately preceding fiscal year. The management fee is paid in quarterly increments. The total expense recorded for these services was $1.1 million for both the nine months ended September 30, 2017 and 2016, respectively, and is included in Selling, general and administrative expenses, in the Consolidated Statements of Operations.

(15)	Restructuring Activities

In January 2016, the Company adopted a restructuring plan designed to lower costs and drive operational efficiency (the Restructuring Plan). As of September 30, 2017, the Company estimates that it will incur aggregate pre-tax charges pursuant to the Restructuring Plan of approximately $27.0 million throughout 2016 and 2017, consisting of approximately $17.9 million related to facilities costs, $6.4 million of employee-related costs, and $2.7 million of other miscellaneous costs. The Company expects most Restructuring Plan charges will be allocated to the Service segment. The Company incurred Restructuring Plan charges of $5.3 million for the nine months ended September 30, 2017, and $13.5 million for the nine months ended September 30, 2016, respectively, and a cumulative $21.6 million as of September 30, 2017 since inception of the plan. These amounts are included in the total estimated $27.0 million Restructuring Plan charges disclosed above.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

The following table summarizes the Restructuring Plan activity incurred to date, including accrued balances, as of September 30, 2017 and September 30, 2016, which is included in Accounts Payable and Accrued liabilities, in the Consolidated Balance Sheet (in thousands):

	For the nine months ended September 30, 2017
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2016	$9,728	3,490	545	13,763
Gross charges	3,859	575	886	5,320
Cash payments	(5,166)	(3,502)	(1,293)	(9,961)

Liability as of September 30, 2017	$8,421	563	138	9,122

	For the nine months ended September 30, 2016
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2015	$—	—	—	—
Gross charges	12,699	545	254	13,498
Cash payments	(2,865)	(545)	(254)	(3,664)

Liability as of September 30, 2016	$9,834	—	—	9,834

(16)	Leases

On March 31, 1999, a lease agreement was entered into between Delaware Comp LLC and the Company to lease a building in Dallas, Texas for a 20 year term ending on March 31, 2019 (the Lease Agreement). During July 2016, the Lease Agreement had not expired, but the Company vacated the premises and ceased-use of the property. As a result, the Company is required to establish a liability based on the remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property under ASC 420. As a result, the Company recorded a $6.4 million lease charge for the year ended December 31, 2016.

Subsequently, in April 2017 the Company entered into a lease termination amendment to the Dallas lease above. Per the terms of the agreement, the Company is obligated to pay a $6.0 million lease termination fee prior to February 28, 2018 plus rent related payments until February 28, 2018. As a result, the Company has incurred an additional $2.6 million lease charge that is included in Restructuring costs in the Consolidated Statements of Operations. The total remaining estimated liability as of September 30, 2017 is $8.4 million and is included in Accrued liabilities in the Consolidated Balance Sheets.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(17)	Contingencies

(a) Routine Litigation

CompuCom is involved in various claims and legal actions arising in the ordinary course of business. CompuCom records a provision for a liability when management believes that it is both probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of management, CompuCom has adequate provisions for any such matters, and the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

(b) Security Interests

In the normal course of business, the Company may provide liens, encumbrances, and pledges against certain inventory and vendor receivable balances.

(18)	Concentration Risks

CompuCom maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Receivables from customers are generally unsecured. To reduce the concentration risk and overall risk of collection, CompuCom performs ongoing evaluations of its customers’ financial condition. To ensure a receivable balance is not overstated due to uncollectibility, an allowance for doubtful accounts is maintained as required under GAAP. At September 30, 2017 and December 31, 2016, no customer accounted for more than 10% of accounts receivable. No single customer accounted for more than 10% of total revenue for all periods presented.

CompuCom has relationships with numerous original equipment manufacturers (OEM) in support of its Product business. The loss of a single OEM as a supplier, the deterioration of its relationship with a single OEM, or any unilateral modification of the contractual terms under which CompuCom is supplied equipment and components by a single OEM could adversely affect CompuCom’s revenue and gross margin.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(19)	Supplemental Information about Changes to Accumulated Other Comprehensive Loss

An analysis in the change in balance by component of Accumulated Other Comprehensive Loss is as follows (in thousands):

Components of Accumulated Other Comprehensive Loss
	For the nine months ended September 30, 2017
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2016	$(5,519)	(512)	43	(5,988)
Other comprehensive gain before reclassifications, net of tax	3,938	1,049	—	4,987
Reclassifications, net of tax	—	(154)	—	(154)

Other comprehensive gain	3,938	895	—	4,833

Balance at September 30, 2017	$(1,581)	383	43	(1,155)

Components of Accumulated Other Comprehensive Loss
	For the nine months ended September 30, 2016
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2015	$(5,761)	(311)	43	(6,029)
Other comprehensive gain (loss) before reclassifications, net of tax	1,191	(319)	—	872
Reclassifications, net of tax	—	369	—	369

Other comprehensive gain	1,191	50	—	1,241

Balance at September 30, 2016	$(4,570)	(261)	43	(4,788)

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

Reclassifications out of Accumulated Other Comprehensive Loss are presented below (in thousands):

Reclassification Adjustments
Component Line Item	Nine months ended September 30,		Affected line items in the Statement of Operations
	2017	2016
Foreign currency hedges
Loss on settled hedges	$(236)	568	Selling, general and administrative
Tax impact	82	(199)	Income taxes

Total reclassifications, net of tax	$(154)	369

(20)	Supplemental Cash Flow Information

Supplemental disclosure of cash flow information was as follows (in thousands):

	Nine months ended September 30,
	2017	2016
Cash paid for income taxes, net	$(10,093)	(6,385)
Cash paid for interest, net of amounts capitalized	(33,832)	(27,002)

Supplemental disclosure of non-cash investing and financing activities was as follows (in thousands):

	Nine months ended September 30,
	2017	2016
Note issued by vendor to finance service costs (a)	$7,311	9,426
Property and equipment additions incurred during the period but not paid at period end	336	146
Property and equipment additions due to build-to-suit lease transactions (b)	17,870	27,022

(a)	The note issued by a vendor during the period is to finance service costs that are operational in nature to better align the cash outflows with the corresponding cash inflows from the customer. However, as the costs were financed through a note payable, the principal repayments will be classified in the financing section of the statement of cash flows in subsequent periods.
(b)	The non-cash additions to property and equipment due to build-to-suit lease transactions are the result of the accounting requirements of ASC 840, Leases for those construction projects for which we are the “deemed owner” of the construction project as discussed more fully in Note 7, Property and equipment.

COMPUCOM SYSTEMS, INC.

Notes to Consolidated Financial Statements

September 30, 2017

(unaudited)

(21)	Subsequent Events

On October 3, 2017 Office Depot, Inc. announced it entered into a definitive agreement to acquire CompuCom Systems, Inc. from THL for total consideration of $940 million, which includes the repayment of CompuCom debt and issuance of new Office Depot shares. Following the transaction, THL will hold an equity position in Office Depot of approximately 8% of total shares outstanding. The transaction closed on November 8, 2017.

On October 18, 2017, the Company sold the undivided 20% interest in the assets of High Performance Technologies, LLC (HPT), for total consideration of $1.4 million, payable in installments over three years. The carrying amount in the investment in HPT was $1.4 million at September 30, 2017, and is included in Other long-term assets on the Consolidated Balance Sheet and accounted for as an equity method investment.

The Company has evaluated all other subsequent events through January 19, 2018, which represents the issuance date of these financial statements to ensure that this report includes appropriate disclosure of events both recognized in the consolidated financial statements as of September 30, 2017, and events which occurred subsequent to September 30, 2017 but were not recognized in the consolidated financial statements. As of January 19, 2018, the date of the issuance of these financial statements, there were no other subsequent events which require recognition or disclosure.